Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ONPOINT MEDICAL DIAGNOSTICS, INC.,

A MINNESOTA CORPORATION,

ON THE ONE HAND,

AND

VERTICAL HEALTH SOLUTIONS, INC.,

A FLORIDA CORPORATION,

VERTICAL HS ACQUISITION CORP.,

A DELAWARE CORPORATION,

AND

ON THE OTHER HAND

DATED AS OF FEBRUARY 1, 2011

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(continued)

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(continued)

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(continued)

Exhibits and Schedules

Disclosure Schedules to the Agreement and Plan of Merger

Schedule A	Exchange of Securities; OnPoint Capitalization Table

Exhibit A	Certificate of Incorporation of Surviving Corporation

Exhibit B	Bylaws of Surviving Corporation

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THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of February 1, 2011, by and among OnPoint Medical Diagnostics, Inc., a Minnesota corporation (“OnPoint”), on the one hand, and Vertical Health Solutions, Inc., a publicly traded Florida corporation (“VHS”), and Vertical HS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of VHS (“Merger Sub”), on the other hand.

RECITALS

WHEREAS, VHS, Merger Sub and OnPoint have each determined to engage in the transactions contemplated hereby (collectively, the “Merger”) pursuant to which Merger Sub will merge with and into OnPoint, with OnPoint being the surviving corporation, and the outstanding shares of capital stock of OnPoint shall be converted into shares of VHS’s common stock in accordance with the Delaware General Corporation Law (the “DGCL”) and the Minnesota Business Corporations Act (the “MBCA”) on the terms and conditions as set forth in this Agreement;

WHEREAS, the respective boards of directors of OnPoint, VHS and Merger Sub have each approved this Agreement and the Merger;

WHEREAS, VHS, as the sole stockholder of Merger Sub, shall approve this Agreement and the Merger prior to the Closing;

WHEREAS, a requisite percentage of the OnPoint stockholders shall approve this Agreement and the Merger prior to the Closing;

WHEREAS, OnPoint intends to complete the initial closing of the Equity Financing contemporaneously with the Closing; and

WHEREAS, the parties intend that this Agreement constitutes a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 Surviving Entity; Effective Time.

(a) At the Closing, subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into OnPoint in accordance with the relevant sections of the DGCL and the MBCA, whereupon the separate existence of Merger Sub shall cease, and OnPoint shall be the surviving corporation (the “Surviving Corporation”) and shall take the name “OnPoint Medical Diagnostics, Inc.” (the “Effective Time”). It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

(b) Simultaneously with the Closing, a Certificate of Merger (the “Merger Certificate”), in the form to be mutually agreed upon by the parties hereto, shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and with the Secretary of State of the State of Minnesota in accordance with the MBCA. From and after the Effective Time, OnPoint shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of both OnPoint and Merger Sub, as provided under the MBCA.

1.2 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of OnPoint, attached hereto as Exhibit A and Exhibit B, respectively, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with applicable law.

1.3 Directors and Officers.

(a) Surviving Corporation. From and after the Effective Time, until their successors are duly elected or appointed and qualified, the directors and officers of the Surviving Corporation shall be the directors and officers of OnPoint in office immediately prior to the Effective Time.

(b) VHS. At the Effective Time, all officers of VHS shall resign effective immediately, including Stephen M. Watters who shall resign as Chief Executive Officer and Chief Financial Officer of VHS and any other office he may hold. Upon the resignation of Watters as officer of VHS, subject to the Bylaws of VHS and the Florida BCA, the officers of OnPoint in office immediately prior to the Effective Time shall be appointed as officers of VHS and shall serve as the officers of VHS until their successors are duly elected or appointed and qualified. At the Effective Time, Stephen M. Watters, Jugal K. Taneja and Alfred Lehmkuhl, as the board of directors of VHS, shall appoint William T. Cavanaugh, Gus Chafoulias, Blake Whitney, George Danko, Dr. Richard Lindstrom and Tom Tomlinson as directors of VHS and they shall serve as a directors of VHS until their successors are duly elected or appointed and qualified. William T. Cavanaugh shall be appointed Chief Executive Officer of VHS at the Effective Time. Mark Steege shall be appointed Interim Chief Financial Officer, Treasurer and Secretary of VHS at the Effective Time. In addition, from and after the Effective Time, each of Stephen M. Watters, Jugal K. Taneja and Alfred Lehmkuhl shall resign as a director, which shall become effective upon the tenth (10th) day following the mailing by VHS to the VHS Stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.4 Conversion of OnPoint Securities into Common Stock of VHS. The following provisions provide for the conversion of outstanding securities of OnPoint into shares of VHS Common Stock in connection with the Merger. The shares of VHS Common Stock to be issued to the OnPoint stockholders pursuant to this Section 1.4 shall be known as the “VHS Shares”. As of the Effective Time, by virtue of the Merger, automatically and without any further action on the part of any holder thereof:

(a) OnPoint’s Currently Outstanding Common Stock. Subject to Section 1.12, each share of OnPoint’s common stock, par value $0.01 per share (the “OnPoint Common Stock”), outstanding as of the date hereof and held by the stockholders of OnPoint as of the date hereof (as set forth on Schedule A hereto) (other than Dissenting Shares), shall be extinguished and cancelled and automatically converted, by virtue of the Merger and without any further action on the part of such stockholders, into one newly-issued VHS Share, and VHS hereby agrees to issue such VHS Shares as of the Closing Date to such stockholders of OnPoint.

(b) OnPoint’s Currently Outstanding 10% Notes issued to Holders of such Notes. All of OnPoint’s 10% convertible promissory notes (the “OnPoint 10% Notes”), outstanding as of the date hereof and held by noteholders of OnPoint as of the date hereof (as set forth on Schedule A hereto) shall, in accordance with the terms of such OnPoint 10% Notes, become Notes convertible into shares of VHS Common Stock at a conversion price having the same net economic value as prior to the Merger.

(c) Options of OnPoint. By virtue of the Merger, each option to purchase shares of OnPoint Common Stock (“OnPoint Options”) outstanding immediately prior to the Effective Time (all of which are set forth in Schedule A), shall, in accordance with the terms of such option and subject to the applicable requirements of sections 424 and 409A of the Code and the regulations promulgated thereunder, become an option exercisable or convertible into such number of shares of VHS Common Stock at an exercise or conversion price having the same net economic value as prior to the Merger.

(d) Warrants of OnPoint. By virtue of the Merger, the warrants to purchase shares of OnPoint Common Stock, as set forth on Schedule A (collectively, “OnPoint Warrants”) outstanding immediately prior to the Effective Time (all of which are set forth in Schedule A), shall, in accordance with the terms of such warrant, become a warrant exercisable or convertible into shares of VHS Common Stock at an exercise or conversion price having the same net economic value as prior to the Merger.

(e) Capital Stock of VHS. The completion of the Merger will not affect or change the number of shares of VHS’s capital stock authorized in VHS’s Articles of Incorporation and, except as otherwise provided in this Agreement, will not affect or change the shares of VHS Common Stock which are outstanding as of the date of this Agreement; provided, however, that (i) except as set forth in this Agreement, VHS shall not issue any additional shares of its capital stock, or rights to purchase its capital stock, prior to the Merger, (ii) the maximum number of shares of Common Stock which VHS will have outstanding immediately prior to the Merger will be 1,084,756 shares, (iii) VHS will have, immediately prior to the Merger, no options, warrants or other rights to purchase its capital stock, and (iv) VHS will have no other class of capital stock outstanding immediately prior to the Merger.

(f) Capital Stock of OnPoint. Following the Merger, OnPoint will become a wholly-owned subsidiary of VHS. At the Effective Time, VHS shall be issued 1,000 shares of OnPoint Common Stock, constituting all of the issued and outstanding capital stock of OnPoint.

1.5 Common Stock of VHS To Be Issued at Initial Closing of Equity Financing. Post Merger, VHS shall issue newly-issued shares of VHS Common Stock, in accordance with instructions from OnPoint, to the investors in the Equity Financing upon the initial close of the Equity Financing. Following the Merger, OnPoint shall be permitted to issue additional shares in additional closings of the Equity Financing.

1.6 Fractional Shares. Fractional shares of VHS Common Stock shall not be issued in connection with the VHS Shares, but any fractional shares shall be rounded to the nearest whole share. No cash shall be issued in lieu of any fractional shares.

1.7 Stock Certificates.

(a) Upon surrender to VHS (or the transfer agent for its securities) of the certificates representing the OnPoint Common Stock (collectively, the “OnPoint Certificates”), the holders of such OnPoint Certificates shall each be entitled to receive in exchange therefor one or more certificates representing the number of shares of VHS Common Stock to which such holder is entitled pursuant to the provisions of Section 1.4 hereof and the schedules hereto.

(b) Each OnPoint Certificate converted into VHS Common Stock shall by virtue of the Merger, and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired and cease to exist. Until surrendered as contemplated by this Section 1.7, each holder of OnPoint Common Stock shall thereafter cease to possess any rights with respect to such shares, except the right to receive upon such surrender the number of shares of VHS Common Stock as provided by Section 1.4 hereof.

(c) All shares of VHS Common Stock delivered to the OnPoint stockholders in respect of the OnPoint Common Stock in accordance with the terms of this Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of OnPoint Common Stock. If, after the Effective Time, OnPoint Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.7.

1.8 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of OnPoint Common Stock that are outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his dissenters rights under Chapter 302A of the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration; provided, however, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such shareholder’s right to dissent from the Merger under the MBCA and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the MBCA, each share of such holder’s OnPoint Common Stock, as the case may be, thereupon shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 1.4. OnPoint shall give VHS prompt written notice of: (i) all demands for appraisal or payment for shares of OnPoint Common Stock received by OnPoint prior to the Effective Time in accordance with the MBCA; and (ii) any settlement or offers to settle any such demands.

1.9 Assumption by VHS of OnPoint Equity Plans. At the Effective Time, each OnPoint Option outstanding under OnPoint’s Stock Option Plans, including but not limited to, OnPoint Medical Diagnostics, Inc. 2011 Employee & Director Stock Option Plan (the “Plans”), whether vested or unvested, will be assumed by VHS, as well as the Plans themselves. Each such option so assumed by VHS under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Plans and any other document governing such option immediately prior to the Effective Time, and any restriction on the exercisability of such OnPoint Option shall continue in full force and effect, and the term, exercisability, vesting schedule, and other provisions of such OnPoint Option shall remain unchanged. Consistent with the terms of the Plans and the documents governing the outstanding options under such Plans, the Merger will not terminate any of the outstanding options under the Plans or accelerate the exercisability or vesting of such options or the shares of VHS Common Stock which will be subject to those options upon VHS’s assumption of the options in the Merger. It is the intention of the parties that the options so assumed by VHS following the Effective Time will be assumed in accordance with the applicable requirements of sections 424 and 409A of the Code and the regulations promulgated thereunder and incentive stock options so assumed will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within thirty (30) business days after the Effective Time, VHS will issue to each Person who, immediately prior to the Effective Time was a holder of an outstanding option under the Plan, a document in form and substance satisfactory to OnPoint evidencing the foregoing assumption of such option by VHS.

1.10 Closing. Subject to the satisfaction of the conditions precedent specified in Section 6 hereof, the closing of the Merger shall take place at 10:00 a.m. local time at the offices of Morgan Lewis & Bockius LLP, Minneapolis, Minnesota on or before March 31, 2011, or at such other time and date, or by electronic transmission, as the parties may mutually agree (the “Closing” or the “Closing Date”).

1.11 Press Releases. At Closing, VHS shall issue such press release or Current Report on Form 8-K relating to the transactions contemplated by this Agreement as may be required by the reporting requirements of the Exchange Act, subject to the applicable requirements of Rules 135a and 135c under the Securities Act of 1933, as amended (the “Securities Act”), and such release or announcement will be reasonably satisfactory in form and substance to OnPoint and its counsel and the Placement Agent and its counsel. VHS shall not issue any other press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Closing, without the prior written consent of OnPoint and the Placement Agent, which consents shall not be unreasonably withheld. Notwithstanding the foregoing, if required by law, VHS may issue such a press release or otherwise make public such information as long as VHS notifies OnPoint and the Placement Agent of such requirement and discusses with OnPoint and the Placement Agent in good faith the contents of such disclosure.

1.12 Escrow. On the Effective Date, VHS shall promptly deliver to the escrow agent (the “Escrow Agent”), pursuant to an escrow agreement among OnPoint, VHS and the

Escrow Agent (the “Escrow Agreement”) in a form reasonably acceptable to OnPoint and VHS, 1,000,000 shares of VHS Common Stock, to be held in escrow in a segregated account (the “Escrow Fund”) and distributed to the OnPoint stockholders upon the receipt by VHS (post-Merger) of an aggregate of $1,000,000 in financing (inclusive of any amounts received in the Equity Financing) (the “Equity Release Amount”); provided the Equity Release Amount is received on or before December 31, 2011. If the Equity Release Amount is received on or before December 31, 2011, the shares of VHS Common Stock held in the Escrow Fund shall be distributed to the OnPoint stockholders listed on Schedule A hereto pro rata based on such stockholders percentage ownership immediately prior to the Effective Date. If the Equity Release Amount is not received on or before December 31, 2011, the shares of VHS Common Stock held in the Escrow Fund shall be released by the Escrow Agent to VHS (post-Merger) on January 1, 2012 and shall thereafter be cancelled by VHS. The shares of VHS Common Stock held in the Escrow Fund shall reduce the aggregate number of shares otherwise issuable on the Effective Date pursuant to Section 1.4(a) such that each OnPoint stockholder shall receive its pro rata portion of 6,143,113 shares. The Escrow Agreement shall set forth the terms described herein. The OnPoint stockholders shall at all times be treated as the owners of the Escrow Fund for Tax purposes.

1.13 Signing Payment. Within three (3) business days following the date of execution of this Agreement, OnPoint shall pay VHS a non-refundable amount equal to $50,000 for payment of reasonable costs and expenses to be incurred in connection with the Merger.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ONPOINT

OnPoint hereby represents and warrants to VHS, Merger Sub, the VHS Stockholders and the Placement Agent as follows:

2.1 Organization. OnPoint is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

2.2 Capitalization. Immediately prior to the Closing, the authorized capital stock of OnPoint will consist of 100,000,000 shares of OnPoint Common Stock and 10,000,000 shares of preferred stock, no par value, of OnPoint. All of the outstanding securities of OnPoint are set forth on Schedule A hereto.

2.3 Certain Corporate Matters. OnPoint is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on OnPoint’s financial condition, results of operations or business. OnPoint has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by OnPoint’s Board of Directors and stockholders. OnPoint has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and is the valid and binding obligation of, OnPoint, enforceable against OnPoint in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or remedies and by general principles of equity (whether such enforcement is considered in a proceeding at law or in equity).

2.5 Consents and Approvals; No Violations. Except for requirements of applicable law, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by OnPoint of the transactions contemplated by this Agreement other than those that have been or will be obtained as of the Closing. Neither the execution and delivery of this Agreement by OnPoint nor the consummation by OnPoint of the transactions contemplated hereby, nor compliance by OnPoint with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the organizational documents of OnPoint, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which OnPoint is a party or by which it or its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to OnPoint, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to OnPoint taken as a whole.

2.6 Financial Statements.

(a) Prior to Closing, OnPoint will provide its audited balance sheets as of December 31, 2009 and 2010, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009 and 2010 (“OnPoint’s Financials”).

(b) OnPoint’s Financials (i) will be in accordance with the books and records of OnPoint, (ii) will be correct and complete, (iii) will fairly present in all material respects the financial position and results of operations of OnPoint as of the dates indicated, and (iv) will be prepared in accordance with GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on OnPoint, or their respective businesses, financial conditions or results of operations).

2.7 Intellectual Property.

(a) OnPoint owns, licenses or otherwise possesses legally enforceable rights to use all Intellectual Property used or necessary to conduct the business of OnPoint as currently conducted, or that would be used or necessary as such business is currently proposed to be conducted (excluding currently-available, off-the-shelf software programs that are licensed by OnPoint pursuant to “shrink wrap” licenses), the absence of which, individually or in the aggregate, is reasonably likely to have a material adverse effect on OnPoint.

(b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by OnPoint that is material to the business of OnPoint, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by OnPoint (the “OnPoint Intellectual Property”) or (ii) any license, sublicense and other agreement as to which OnPoint is a party and pursuant to which OnPoint is authorized to use any third party Intellectual Property that is material to the business of OnPoint, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by OnPoint (the “OnPoint Third Party Intellectual Property”). None of the OnPoint Intellectual Property or OnPoint Third Party Intellectual Property is subject to any outstanding order, procedure before the United States Patent and Trademark Office, and no claim is pending or, to the knowledge of OnPoint, threatened, which challenges the validity, enforceability, use or ownership of the item.

(c) All Patents and Trademarks and Copyrights which are held by OnPoint and that are material to the business of OnPoint are valid and subsisting. OnPoint has taken reasonable measures to protect the proprietary nature of the OnPoint Intellectual Property. To the knowledge of OnPoint, no other person or entity is infringing, violating or misappropriating any of the OnPoint Intellectual Property or OnPoint Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on OnPoint.

(d) To the knowledge of OnPoint, none of the (i) products previously or currently sold or under development by OnPoint or (ii) business or activities previously or currently conducted by OnPoint infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect on OnPoint. OnPoint has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

(e) There are no contracts and agreements (other than the Mayo License Agreement) in which OnPoint is a party and pursuant to which OnPoint is granted any rights in any Intellectual Property of any third party or pursuant to which OnPoint has granted any third party any rights in any the OnPoint Intellectual Property.

(f) OnPoint has no any reason to believe that OnPoint, any of its Affiliates or any of their respective employees either is or was under any obligation of non-competition, secrecy, confidentiality or non-disclosure to any third party.

(g) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Intellectual Property” means the following subsisting throughout the world:

(1) Patents;

(2) Trademarks;

(3) Copyrights;

(4) mask works and registrations and applications for registration thereof under the laws of any jurisdiction;

(5) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and

(6) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

(ii) “Copyrights” means any right in a published or unpublished work of authorship including, without limitation, computer programs, computer data bases, other computer software, layouts, drawings, designs, writings, and formulas, and all derivative works and other works protectable under Title 17 of the United States Code (17 USC §101, et. seq.) (or its foreign equivalent), and including all copyright registrations, applications for copyright registration in the United States and in foreign countries, all copyright licenses, and all renewals, or extensions of any of the foregoing.

(iii) “Patents” means any issued patents or pending patent applications and inventions protectable under title 35 of the United States Code (35 USC § 101, et seq.) (or its foreign equivalent) in the United States or elsewhere in the world, and all reissues, reexaminations, continuations (including requests for continued examination), continuations-in-part, divisionals and other applications claiming the benefit thereof.

(iv) “Trademarks” means any all trademarks, service marks, designs, logos, indicia, trade names, trade dress, corporate names, company names, business names, fictitious business names, domain names, trade styles and/or other source and/or business identifiers protectable under Title 15 of the United States Code (15 USC §1051 et seq.) (or its foreign equivalent), all registrations and applications that have been or may hereafter be issued or applied for thereon in the United States, or any state thereof, or in foreign countries, and all common law and other rights therein in the United States, or in any state thereof, or in foreign countries; and all renewals or extensions of any of the foregoing and all goodwill attributable to any of the foregoing.

2.8 Contracts.

(a) There are no contracts or agreements (or group of related agreements), other than the Mayo License Agreement and the convertible notes disclosed on Schedule A (the “Material Agreements”), that (i) are material to OnPoint or (ii) gives any right to or imposes any liability on OnPoint that is reasonably expected to involve, after the date of this Agreement, more than $25,000.

(b) OnPoint has provided or made available to VHS a complete and accurate copies of the Material Agreements. Each Material Agreement is legal, valid, binding and enforceable and in full force and effect, and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. OnPoint is not and, to the knowledge of OnPoint, no other party thereto, is in breach or violation of, or default under, such agreement, and no event has occurred, is pending or, to the knowledge of OnPoint, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach, violation or default by OnPoint or, to the knowledge of OnPoint, any other party under any Material Agreement, except for breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect on OnPoint. OnPoint has not received any notice in writing from any other party, and, to the knowledge of OnPoint, no party has threatened, to terminate, cancel, fail to renew or otherwise materially modify such Material Agreement the loss of which, individually or in the aggregate, is reasonably likely to have a material adverse effect on OnPoint.

2.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any governmental entity or before any arbitrator that is pending or, to the knowledge of OnPoint, has been threatened in writing against OnPoint that (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against OnPoint.

2.10 Investment Intent. The shares of VHS Common Stock are being acquired hereunder for investment purposes only, for the account of the OnPoint stockholders own accounts, not as a nominee or agent and not with a view to the distribution thereof. The OnPoint stockholders have no present intention to sell or otherwise dispose of the shares of VHS Common Stock and they will not do so except in compliance with the provisions of the Securities Act of 1933, as amended, and applicable law. To the knowledge of OnPoint, the OnPoint stockholders understand that the shares of VHS Common Stock which may be acquired hereunder must be held by them indefinitely unless a subsequent disposition or transfer of any of said shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom.

2.11 Accreditation. Each OnPoint stockholder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. To the knowledge of OnPoint, the OnPoint stockholders understand that the shares of VHS Common Stock are being offered to them in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that VHS is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the OnPoint stockholders set forth herein in order to determine the availability of such exemptions and the eligibility of the OnPoint stockholders to acquire the shares of VHS Common Stock.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

VHS AND MERGER SUB

Except as set forth under the corresponding section of the disclosure schedule delivered to OnPoint concurrently herewith (the “VHS Disclosure Schedule”), which VHS Disclosure Schedule shall be deemed a part hereof, VHS and Merger Sub, hereby, jointly and severally, represents and warrants to OnPoint, the OnPoint stockholders and the Placement Agent as follows:

3.1 Organization. Each of VHS and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and (ii) has the requisite power to carry on its business as now conducted.

3.2 Capitalization. VHS’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share (“VHS Common Stock”), of which 44,473,974 shares of VHS Common Stock are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, par value $0.001 per share (“VHS Preferred Stock”), of which no shares of VHS Preferred Stock are issued and outstanding as of the date hereof. Merger Sub is a wholly-owned subsidiary of VHS. Prior to Closing and effectuation of a reverse stock split, an aggregate of an additional 133,421,922 shares of VHS Common Stock will be issued to certain note holders of VHS. All issued and outstanding shares of capital stock of VHS and Merger Sub have been duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued in accordance with this Agreement, the VHS Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which VHS or Merger Sub is a party or which are binding upon VHS or Merger Sub providing for the issuance or transfer by VHS or Merger Sub of additional shares of VHS’s or Merger Sub’s capital stock, and none of VHS or Merger Sub has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of VHS or Merger Sub. There are no voting trusts or any other agreements or understandings with respect to the voting of VHS’s or Merger Sub’s capital stock.

3.3 Certain Corporate Matters. Each of VHS and Merger Sub is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties or nature of its business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations, prospects or business. Each of VHS and Merger Sub has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it, other than the lack of such licenses or permits which do not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations, prospects or business. Each of VHS and Merger Sub has delivered to OnPoint true, accurate and complete copies of its Articles of Incorporation or Certificate of Incorporation, as applicable, and Bylaws which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and Boards of Directors of VHS and Merger Sub previously furnished to OnPoint are complete and correct in all material respects. The stock records of VHS and Merger Sub and the stockholder lists of VHS and Merger Sub previously furnished to OnPoint are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of VHS’s and Merger Sub’s capital stock and any other outstanding securities issued by VHS and Merger Sub. None of VHS or Merger Sub is in default under or in violation of any provision of its Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws in any material respect. None of VHS or Merger Sub is in any material default or in violation of any restriction, Lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject. VHS has delivered to OnPoint a complete copy of VHS’s financial records and tax returns from VHS’s inception to the Closing Date.

3.4 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the requisite Boards of Directors of Merger Sub and VHS. VHS and Merger Sub have all necessary corporate power and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. VHS, as the sole stockholder of Merger Sub, has duly adopted this Agreement as required by the Florida BCA. The approval of VHS stockholders is not required under Florida law in order for VHS to enter into this Agreement and to perform all of its obligations hereunder. This Agreement has been duly executed and delivered by, and is the valid and binding obligation of VHS and Merger Sub enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights or remedies and by general principles of equity (whether such enforcement is considered in a proceeding at law or in equity). Other than the filing of the Merger Certificate with the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota, no consent or authorization of any third party is required to be obtained, and no filing with any government body is required to be made, in order to consummate the transactions contemplated by this Agreement.

3.5 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and Blue Sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by VHS or Merger Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by VHS or Merger Sub nor the consummation by VHS or Merger Sub of the transactions contemplated hereby, nor compliance by VHS or Merger Sub with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of VHS or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which VHS or Merger Sub is a party or by which it/his or any of its/his properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to VHS or Merger Sub, or any of its/his properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not individually or in the aggregate material to VHS or Merger Sub taken as a whole.

3.6 SEC Documents.

(a) VHS has timely filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as VHS was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the Securities and Exchange Commission staff with respect to any of the SEC Documents.

(b) The financial statements of VHS included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of VHS as of the dates thereof and its statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on VHS, its business, financial condition or results of operations). Except as and to the extent set forth on the consolidated balance sheet of VHS as at September 30, 2010, including the notes thereto, none of VHS or Merger Sub has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or other financial statement).

3.7 Financial Statements.

(a) Included in the SEC Documents are the audited balance sheets of VHS as at December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008, together with the report thereon of Brimmer, Burke & Keelan LLP, independent auditor (collectively, “VHS’s Audited Financials”).

(b) True and complete copies of the unaudited financial statements consisting of the balance sheet of VHS at September 30, 2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the period then ended (the “VHS’s Interim Financial Statements”) are set forth on Section 3.7(b) of the VHS Disclosure Schedule.

(c) VHS’s Audited Financials and VHS’s Interim Financial Statements (collectively, “VHS’s Financial Statements”) are (i) in accordance with the books and records of VHS, (ii) correct and complete, (iii) fairly present the financial position and results of operations of VHS as of the dates indicated, and (iv) prepared in accordance with GAAP subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on VHS, its business, financial condition or results of operations.

3.8 Events Subsequent to Financial Statements. Since September 30, 2010, there has not been:

(a) any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of VHS or Merger Sub;

(b) any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of VHS or Merger Sub;

(c) except as contemplated by this Agreement, any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of VHS or any redemption, purchase or other acquisition of any such shares;

(d) any issuance of shares of capital stock or membership interests, as applicable, or the granting, issuance or execution of any rights, warrants, options or commitments by VHS or Merger Sub, as the case may be, relating to its authorized or issued capital stock or membership interests, as applicable, except with respect to VHS’s investment in Merger Sub;

(e) any subjection to any Lien on any of the assets, tangible or intangible, of VHS or Merger Sub;

(f) any incurrence of indebtedness or liability or assumption of obligations by VHS or Merger Sub;

(g) any waiver or release by VHS or Merger Sub of any right of any material value;

(h) any compensation or benefits paid to officers or directors of VHS or Merger Sub;

(i) any change made or authorized in the Articles of Incorporation or Bylaws of VHS;

(j) any loan to or other transaction with any officer, director or stockholder of VHS or Merger Sub giving rise to any claim or right of VHS or Merger Sub against any such Person or of such Person against VHS or Merger Sub; or

(k) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of VHS.

3.9 Undisclosed Liabilities. Except as otherwise disclosed in VHS’s Financial Statements, none of VHS or Merger Sub has any material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. Section 3.9 of the VHS Disclosure Schedule sets forth a true, complete and correct list of all outstanding debt, accounts payable and any expenses, including any transaction expenses, whether or not accrued, of VHS as of the date hereof.

3.10 Tax Matters.

(a) VHS and Merger Sub have each duly filed all material Tax Returns required to be filed by or with respect to each of them with the Internal Revenue Service or other applicable taxing authority and all such Tax Returns are correct and complete in all material respects, and no extensions with respect to Tax Returns have been requested or granted;

(b) VHS and Merger Sub have each paid all material taxes due, or claimed to due by any taxing authority to be due, from or with respect to each of them;

(c) If not yet due and payable, the Taxes of each of VHS, VHS LLC and Merger Sub have adequately reserved against in VHS’s Financial Statements in accordance with GAAP;

(d) Each of VHS and Merger Sub have withheld and paid all Taxes to the appropriate governmental authority required to have been withheld and paid by each of them in connection with amounts paid or owing to any employee, independent contractor, stockholder or other party and has complied in all material respects with all information reporting, including maintenance of required records with respect thereto.

(e) To the knowledge of VHS and Merger Sub, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of VHS’s or Merger Sub’s Tax Returns.

(f) To the knowledge of VHS and Merger Sub, no issues have been raised in any Tax examination with respect to any of them which could be expected to result in any material liability for Taxes for any period not so examined to the extent not otherwise reflected in the tax accruals shown on VHS’s Financial Statements;

(g) No waiver or extension of any statute of limitations as to any material Tax matter has been given by or requested from VHS or Merger Sub;

(h) No claim has ever been made by an authority in a jurisdiction where VHS, or Merger Sub does not file Tax Returns that any of such companies is or may be subject to taxation by that jurisdiction or that any of VHS or Merger Sub must file Tax Returns;

(i) There are no Liens on any of the stock or assets of any of VHS, or Merger Sub with respect to Taxes, other than Liens for Taxes not yet due and payable.

(j) Each of the VHS, and Merger Sub has disclosed in its Federal income tax returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.

(k) None of VHS, or Merger Sub is or has never been a member of any affiliated group of corporations which file consolidated or combined tax returns with any other corporation or other entity. None of VHS, or Merger Sub has any liability for the Taxes of any other person for any reason, including, without limitation: (i) under Treasury Reg. §1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by contract;

(l) None of VHS, or Merger Sub will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of VHS’s Financial Statements) in a prior taxable period (or portion of a taxable period or by virtue of the Merger) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on VHS’s Financial Statements;

(m) None of VHS or Merger Sub has filed a consent under Section 341(f) of the Code. For the purposes of this Section 3.10, a tax is due (and must therefore either be paid or adequately reserved against in VHS’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax. None of VHS or Merger Sub has within the last two years constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code; and

(n) None of VHS or Merger Sub has entered into any transaction that is either a “listed transaction” or that VHS believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. § 1.6011-4, as modified by Rev. Proc. 2004-68, Rev. Proc. 2004-67, Rev. Proc. 2004-65 and Rev. Proc. 2004-45).

3.11 Real Property. VHS does not own or lease any real property. VHS has good and marketable title to all personal property owned by it which is material to the business of VHS, free and clear of all mortgages, liens, security interests, pledges, charges, easements, rights of way, options, claims, restrictions or encumbrances of any kind (each a “Lien” or collectively, “Liens”).

3.12 Books and Records. The corporate and financial books and records of VHS and Merger Sub delivered to OnPoint prior to the Closing fully and fairly reflect the transactions to which VHS and/or Merger Sub is a party or by which they or their properties are bound.

3.13 Questionable Payments. None of VHS or Merger Sub, or any of their respective employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using VHS’s or Merger Sub’s funds or made any payments from VHS’s or Merger Sub’s funds to governmental officials for improper purposes or made any illegal payments from VHS’s or Merger Sub’s funds to obtain or retain business.

3.14 Environmental Matters. VHS represents and warrants that:

(a) To the knowledge of VHS, after due investigation, there has been no material failure by VHS to comply with all applicable requirements of Environmental Laws relating to VHS, VHS’s operations, and VHS’s manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Materials of Environmental Concern and VHS is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

(b) VHS has not received notice from any Governmental Entity or any other Person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.

(c) To the knowledge of VHS, after due investigation, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of VHS’s business.

(d) No Materials of Environmental Concern are now located at the Business Location, and, to the knowledge of VHS and the VHS Stockholders, after due investigation, VHS has not ever caused or permitted any Materials of Environmental Concern to be generated, placed, stored, held, handled, located or used at the Business Location, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the Business Location in the conduct of VHS’s business.

(e) VHS has not received any notices, whether from a Governmental Entity or some other third party, that any contamination from Materials of Environmental Concern exists at the Business Location or at any other location utilized by VHS in the conduct of its business nor are VHS or the VHS Stockholders aware of any circumstances that would give rise to an allegation of such contamination.

(f) To the knowledge of VHS, after due investigation, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Materials of Environmental Concern or contamination from Materials of Environmental Concern is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by VHS in the operation of its business. To the knowledge of VHS and the VHS Stockholders, after due investigation, the Business Location is not currently on, and has never been on, any federal or state “Superfund” or “Superlien” list.

3.15 Intellectual Property. None of VHS or Merger Sub owns or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. None of VHS or Merger Sub has any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of VHS or Merger Sub infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other Person; and no proceedings have been instituted, are pending or are threatened.

3.16 Insurance. None of VHS or Merger Sub has any insurance policies in effect.

3.17 Contracts. None of VHS, or Merger Sub has any material contracts, leases, arrangements or commitments (whether oral or written). None of VHS or Merger Sub is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

3.18 Litigation. None of VHS or Merger Sub is subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending or threatened against VHS or Merger Sub. None of VHS or Merger Sub is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of VHS or Merger Sub, and none of VHS or Merger Sub knows of any basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting VHS or Merger Sub or to which VHS or Merger Sub is a party.

3.19 Employees. None of VHS or Merger Sub has any employees. None of VHS or Merger Sub owes any compensation of any kind, deferred or otherwise, to any current or previous officer, director or employee. None of VHS or Merger Sub has any written or oral employment agreements with any officer or director of VHS or Merger Sub. None of VHS or Merger Sub is a party to or bound by any collective bargaining agreement. Except as set forth on Section 3.9 of the VHS Disclosure Schedule, there are no loans or other obligations payable or owing by VHS or Merger Sub to any stockholder, officer, director or employee of VHS or Merger Sub, nor are there any loans or debts payable or owing by any of such Persons to VHS or Merger Sub or any guarantees by VHS or Merger Sub of any loan or obligation of any nature to which any such Person is a party.

3.20 Employee Benefit Plans. None of VHS or Merger Sub has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by VHS or Merger Sub.

3.21 Legal Compliance. No claim has been filed against, nor has any notice or other correspondence been receive by, VHS or Merger Sub, alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. VHS and Merger Sub each holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

3.22 Subsidiaries. Except for all of the issued and outstanding shares of capital stock of Merger Sub, VHS does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization. VHS owns all of the capital stock of Merger Sub free and clear of any Liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions.

3.23 Control; Plans and Intentions; Etc.

(a) VHS has been the sole stockholder and controlling party of the Merger Sub since the formation of the Merger Sub and VHS will be the sole stockholder and controlling party of the Merger Sub immediately prior to and as of the time of the Merger.

(b) Following the Merger, the Surviving Corporation has no plan or intention to issue additional shares of its stock or to take any action that would result in VHS’s losing control of the Surviving Corporation.

(c) VHS has no plan or intention to reacquire any of its stock to be issued in the Merger.

(d) VHS has no present plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation (other than OnPoint pursuant to the Merger or VHS pursuant to the Reorganization Merger); to sell or otherwise dispose of the stock of the Surviving Corporation; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from OnPoint, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation.

3.24 Certain Transactions. None of the officers, directors, or employees of VHS is presently a party to any transaction with VHS (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or employee or any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.25 Internal Accounting Controls. VHS maintains a system of internal accounting controls sufficient, in the judgment of VHS’s Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.26 Broker’s Fees. None of VHS or Merger Sub, or anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

3.27 Registration Rights. VHS has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of VHS registered with the Securities and Exchange Commission or any other Governmental Entity that have not been satisfied.

3.28 Listing and Maintenance Requirements. VHS has not, in the twelve (12) months preceding the date hereof, received notice from the trading market or stock quotation system on which VHS Common Stock is listed or quoted to the effect that VHS is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system. VHS is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.29 Integration. Neither VHS, its affiliates, nor any person acting on its or their behalf, has knowingly, either directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the issuance of the VHS Shares in the Equity Financing to be integrated with prior offerings by VHS for purposes of the Securities Act, or any applicable stockholder approval provisions, which would impair the exemptions relied upon in the Equity Financing or VHS’s ability to timely comply with its obligations hereunder. Nor will VHS or its affiliates take any action or steps that would knowingly cause the offer or issuance of the VHS Shares to be integrated with other offerings which would impair the exemptions relied upon in the Equity Financing or VHS’s ability to timely comply with its obligations hereunder. VHS will not knowingly conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the VHS Shares issued in connection with the Equity Financing, which would impair the exemptions relied upon in the Equity Financing or VHS’s ability to timely comply with its obligations hereunder. In addition, neither VHS nor its affiliates nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of VHS Shares.

3.30 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by VHS to arise, between the accountants and lawyers formerly or presently employed by VHS. VHS are current with respect to any fees owed to their accountants and lawyers.

3.31 Criminal Proceedings. None of VHS, VHS’s respective officers, directors, affiliates, promoters or any predecessor of VHS have been subject to or suffered any of the following:

(a) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

(b) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such person’s involvement in any type of business, securities or banking activities within ten (10) years from the date hereof; or

(c) being found guilty by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law within ten (10) years from the date hereof, and the judgment has not been reversed, suspended or vacated.

3.32 Disclosure. The representations and warranties and statements of fact made by VHS, Merger Sub and the VHS Stockholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

4.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of OnPoint, VHS and Merger Sub as each party may request. In order that each party may have the full opportunity to do so, OnPoint, VHS and Merger Sub shall furnish each party and its representatives during such period with all such information concerning the affairs of OnPoint, VHS or Merger Sub as each party or its representatives may reasonably request and cause OnPoint, VHS or Merger Sub and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

4.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other Persons the consent or approval of which, or the license or permit from which is required for the consummation of the Merger and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

4.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing. In addition, without the prior written consent of OnPoint, none of VHS or Merger Sub shall enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of OnPoint. Without the prior written consent of OnPoint, VHS or Merger Sub, as the case may be, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

4.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or stockholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of OnPoint, VHS or Merger Sub.

4.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

4.6 Continuation of Insurance Coverage. From the date hereof to the Closing, each party hereto shall keep in full force and effect insurance coverage for its assets and operations comparable in amount and scope to the coverage now maintained covering its assets and operations.

4.7 Prohibited Actions. From and after the execution and delivery of this Agreement and until the Effective Time, VHS will not, without OnPoint’s written consent (except as otherwise provided for or contemplated in the PPM or this Agreement):

(a) amend its Articles of Incorporation or Bylaws;

(b) issue any stock options, warrants or other rights calling for or permitting the issue, transfer, sale or delivery of its capital stock;

(c) pay or declare any cash dividend or other dividend or distribution with respect to its capital stock;

(d) issue, transfer, sell or deliver any shares of its capital stock (or securities exercisable or exchangeable for or convertible into with or without additional consideration, such capital stock);

(e) redeem, purchase or otherwise acquire for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or convertible into or exchangeable, with or without additional consideration for, such stock;

(f) merge or consolidate with any corporation;

(g) borrow money from any party or pledge assets for any purpose;

(h) sell, lease, trade, exchange or otherwise dispose of any capital assets;

(i) authorize, incur or commit to any single obligation or expense in excess of $5,000 individually or in the aggregate, except for amounts set forth on Schedule 3.9;

(j) authorize, incur or commit to capital expenditures exceeding $2,500 in the aggregate in any fiscal quarter, except for amounts set forth on Schedule 3.9;

(k) increase the compensation, whether salary, bonus, fee, fringe benefit or other, payable by it to any of its officers or directors;

(l) effect any sale, lease, transfer, pledge or disposition of assets outside of the ordinary course of business;

(m) liquidate, dissolve or terminate its corporate existence;

(n) enter into any contract (including, without limitation, any purchase or supply agreement, lease, or employment agreement) outside the ordinary course of business;

(o) enter into any employment or consulting contract;

(p) adopt (i) any bonus or employee benefit plan or program, or (ii) any amendment to or change in any such plan or program;

(q) make any investment in, advance to, loan to, or guarantee of any debt or other obligation of any Person;

(r) make any material change in the method of accounting except as may be required by generally accepted accounting principles;

(s) take any significant action relating its financial statements or to tax returns;

(t) discontinue any substantial part of its business;

(u) make any material changes in its business;

(v) institute, settle or concede to any lawsuits or claims involving over $2,500 individually or in the aggregate, or which could have a material adverse effect on it;

(w) engage in any other transaction not in the ordinary course of business; or

(x) enter into any contract or arrangement with respect to any of the foregoing.

4.8 Closing Date Financial Statements.

(a) No later than five (5) business days prior to the Closing, VHS shall deliver to OnPoint its audited balance sheet of VHS as of December 31, 2010, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2010, together with the report thereon of Brimmer, Burke & Keelan LLP, independent auditor (the “VHS 2010 Audited Financials”). The VHS 2010 Audited Financials (i) will be prepared in accordance with the books and records of VHS, (ii) will be correct and complete, (iii) will fairly present the financial position and results of operations of VHS as of the dates indicated, and (iv) will be prepared in accordance with GAAP.

(b) No later than five (5) business days prior to the Closing Date, VHS shall deliver to OnPoint an income statement and balance sheet for VHS for the period from December 31, 2010 and ended as of the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall fairly present, in all material respects, the financial position of VHS as of the date thereof and the results of the operations of the business and changes in financial position for the period covered thereby.

(c) The expense of the VHS 2010 Audited Financials and the Closing Date Balance Sheet shall be assumed by OnPoint post Closing, up to and not to exceed $18,000.

4.9 Publicity. OnPoint, Merger Sub and VHS will consult with each other before making any public announcements with respect to the Merger or the transactions contemplated hereby, and any public announcements shall be made only at such time and in such manner as OnPoint, Merger Sub, VHS and the Placement Agent shall mutually agree.

4.10 Business Continuation. Following the Merger, the Surviving Corporation will continue the historic business of OnPoint and/or use at least a significant portion of OnPoint’s historic business assets in a business.

4.11 Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. Stephen Watters shall prepare, or cause to be prepared, and provide to OnPoint and VHS (Post-Merger) for review, not less than 30 days before the due date for such Tax Returns, drafts of all Tax Returns of VHS for all periods ending on or prior to the Closing Date which will be filed after the Closing Date. The positions reflected on such Tax Returns shall, to the extent permitted by applicable law, be consistent with past practice of VHS. Mr. Watters shall provide any comments on such draft Tax Returns within 15 days of receipt and OnPoint shall, unless otherwise required by applicable law, revise the draft Tax Returns to fully reflect Mr. Watters’ comments prior to filing or causing the filing of such Tax Returns. Mr. Watters shall pay to OnPoint the amount of Taxes with respect to such Tax Returns within five (5) days following any demand by OnPoint for such payment, except to the extent that such Taxes were reflected as liabilities on VHS’s Financial Statements or to the extent that such Taxes are allocable under Section 4.10(c) hereof to a Post-Closing Period.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. OnPoint shall prepare, or cause to be prepared, and provide to Mr. Watters for review, not less than 30 days before the due date for such Tax Returns, drafts of all Tax Returns of VHS for Tax periods which begin before the Closing Date and end after the Closing Date. The positions reflected on such Tax Returns shall, to the extent permitted by applicable law, be consistent with past practice of VHS. Mr. Watters shall provide any comments on such draft Tax Returns within 15 days of receipt and OnPoint shall, unless otherwise required by applicable law, revise the draft Tax Returns to fully reflect Mr. Watters’ comments prior to filing or causing the filing of such Tax Returns. Mr. Watters shall pay to OnPoint, within five (5) days following any demand by OnPoint, with respect to such Tax Returns, an amount equal to the portion of such Taxes allocable to the Pre-Closing Period (as determined pursuant to Section 4.10(c)), except to the extent that such portion of such Taxes were reflected as liabilities on VHS’s Financial Statements.

(b) Cooperation in Filing Tax Returns. Each of OnPoint, VHS and Mr. Watters shall provide to the other parties such cooperation and information, as and to the extent reasonably requested, in connection with the preparation, review and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. OnPoint will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of VHS for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, OnPoint may dispose of them.

(c) Allocation of Certain Taxes.

(i) If VHS is permitted but not required under applicable state, local or foreign income Tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall take such steps as may be reasonably necessary to treat the Closing Date as the last day of a taxable period.

(ii) In the case of Taxes arising in a taxable period of VHS that includes, but does not end on, the Closing Date, except as provided in Section 4.10(c)(iii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(iii) In the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period. However, any such Taxes attributable to any property that was owned by VHS at some point in the Post-Closing Period, but is not owned as of the Closing Date shall be allocated entirely to the Post-Closing Period.

(d) Carryovers, Refunds and Related Matters.

(i) Any refund of Taxes (including any interest thereon) that relates to VHS that is attributable to a Post-Closing Period shall be the property of OnPoint and shall be retained by OnPoint (or promptly paid by the VHS Stockholders receiving such refund to OnPoint if any such refund (or interest thereon) is received by a VHS Stockholder), unless (A) such refund is attributable to the carry forward of a Tax item attributable to a Pre-Closing Period or (B) such refund is in respect of a Tax liability the economic burden of which was effectively borne by the VHS Stockholders through the indemnity provisions hereof, in either of which cases the amount of such refund of Taxes (including any interest thereon) shall promptly be paid to the VHS Stockholders. For purposes of this Agreement, a refund of Taxes will include not only refunds in respect of which a payment is received, but also refunds effectively received through an offset, credit or other mechanism.

(ii) If after the Closing Date, VHS receives a refund of any Tax that is attributable to a Pre-Closing Period, then OnPoint shall cause VHS to promptly pay to the VHS Stockholders the amount of such refund together with any interest thereon.

(iii) In applying Sections 4.10(d)(i) and (ii), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with the principles of Section 4.10(c).

4.12 Commercially Reasonable Efforts. Except where otherwise provided in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger as soon as practicable after the satisfaction of the conditions set forth in Article 5 hereof, provided that the foregoing shall not require OnPoint, VHS or Merger Sub to take any action or agree to any condition that might, in the reasonable judgment of OnPoint or VHS, as the case may be, have a material adverse effect on OnPoint or VHS, respectively.

4.13 Assistance with 8-K Filing and Other Subsequent Filings. VHS will provide OnPoint with all necessary information and reasonable assistance in order for OnPoint to prepare, on behalf of VHS, a Current Report on Form 8-K relating to the Merger and the transactions relating thereto, to be filed by OnPoint with the Securities and Exchange Commission promptly after completion of the Merger, and cooperate with all future filings for VHS or OnPoint relating to all periods prior to Closing.

ARTICLE 5

CONDITIONS TO CLOSING

AND POST-CLOSING COVENANTS

5.1 Conditions to Obligations of OnPoint. The obligations of OnPoint under this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

(a) Closing Deliveries. At the Closing, VHS shall have delivered or caused to be delivered to OnPoint the following:

(i) resolutions duly adopted by the Board of Directors of each of VHS and Merger Sub and the sole stockholder of Merger Sub, and authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

(ii) a certificate of good standing for each of VHS and Merger Sub from their jurisdiction of incorporation and the various foreign jurisdictions in which they are qualified, dated not earlier than three (3) days prior to the Closing Date;

(iii) subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, written resignations of all officers and directors of VHS in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with VHS listed opposite their names below:

William T. Cavanaugh	Chief Executive Officer and Director
Gus Chafoulias	Chairman and Director
Mark Steege	Interim Chief Financial Officer, Treasurer and Secretary
Blake Whitney	Director
George Danko	Director
Dr. Richard Lindstrom	Director
Tom Tomlinson	Director

(iv) certificates from each of VHS, Merger Sub and the VHS Stockholders representing that the information set forth in Section 5.1(b) is true as of the Closing Date;

(v) a certificate, dated the Closing Date, executed by the Chief Executive Officer and Chief Financial Officer of each of VHS and Merger Sub, certifying that, except for the filing of the Merger Certificate: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Merger Certificate and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Merger Certificate or the carrying out of the transactions contemplated by any of the Transaction Documents (as defined in the Placement Agency Agreement); and

(vi) such other documents as OnPoint may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of VHS and Merger Sub herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. VHS and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Equity Financing. Prior to the Closing Date, OnPoint shall have in escrow amounts from the Equity Financing of at least $500,000.

(d) Conversion of Promissory Note. Prior to the Closing, VHS shall convert the aggregate principal amount, and all accrued but unpaid interest, of the outstanding promissory notes set forth on Section 3.9 to the VHS Disclosure Schedule in an amount not to exceed $166,215 into VHS Common Stock.

(e) Completion of Reverse Stock Split. VHS shall have completed a reverse stock split of the VHS Common Stock outstanding immediately prior to Closing.

(f) Payment of Liabilities. All outstanding debt, accounts payable and expenses, including any transaction expenses, whether or not accrued, of VHS shall have been fully paid and extinguished, other than expenses of up to $50,000 as set forth on Section 3.9 of the VHS Disclosure Schedule which shall be assumed by OnPoint at Closing.

(g) Stockholder Consent. A requisite percentage of the OnPoint stockholders shall have approved the Merger.

(h) Opinion of Counsel. OnPoint shall have received an opinion of counsel, which shall also name the Placement Agent as an addressee, in form and substance satisfactory to OnPoint, from counsel to VHS and the Merger Sub as to matters as OnPoint or its counsel may reasonably request.

(i) No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Merger Certificate or the carrying out of the transactions contemplated by this Agreement.

5.2 Conditions to Obligations of VHS and Merger Sub. The obligations of VHS and Merger Sub under this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

(a) Closing Deliveries. On the Closing Date, OnPoint shall have delivered to VHS such documents as VHS may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of OnPoint herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. OnPoint shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Noteholder Consent. VHS shall have received consent from the noteholders of the outstanding promissory notes set forth on Section 3.9 to the VHS Disclosure Schedule to convert such promissory notes into VHS Common Stock.

5.3 Escrow Agreement. Each of OnPoint and VHS shall have entered into the Escrow Agreement with the Escrow Agent in a form reasonably acceptable to each of OnPoint and VHS.

5.4 Frustration of Closing Conditions. Neither OnPoint nor VHS may rely on the failure of any condition set forth in Section 5.1 or 5.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its own reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 4.10.

ARTICLE 6

TERMINATION; AMENDMENT; WAIVER

6.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by OnPoint stockholders, by mutual written consent of OnPoint and VHS by action of their respective Boards of Directors.

6.2 Termination by either VHS or OnPoint. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either VHS or OnPoint if:

(a) the Merger shall not have been consummated by March 31, 2011, whether such date is before or after the date of approval of the Merger by OnPoint stockholders (the “Termination Date”); or

(b) any law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by OnPoint stockholders and the VHS board of directors); provided, however, that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

6.3 Termination by OnPoint. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by OnPoint stockholders and the VHS board of directors by action of OnPoint’s Board of Directors, if:

(a) (i) any of VHS’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 5.1 would not be satisfied, or (ii) if (A) any of VHS’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied and (B) such inaccuracy has not been cured by VHS within ten (10) business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) VHS’s representation and warranties with respect to its capitalization are inaccurate such that there are shares or rights to obtain shares outstanding in addition to those initially disclosed;

(b) OnPoint’s due diligence examination of VHS and its assets and business reveals information that varies materially or adversely from the understandings upon which OnPoint agreed to proceed with the transactions contemplated by this Agreement, as determined by OnPoint in its reasonable discretion;

(c) more than 5% of the OnPoint Common Stock outstanding immediately prior to the Effective Time are Dissenting Shares; or

(d) since the date of this Agreement, VHS shall have suffered any Material Adverse Effect on its financial condition, results of operations or business. For purposes of this Section 6.3(e), “Material Adverse Effect” shall mean a material adverse effect on the business, results of operations, prospects or financial condition of VHS and its subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or would be, a “Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which VHS and its subsidiaries operate, or the economy as a whole, including, without limitation, any change in commodity prices, (d) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement, including (1) any actions of competitors, (2) any actions taken by the losses of employees or (3) any delays or cancellations of orders for products or services, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement, (f) any natural disaster, (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions, (h) any failure of VHS to meet any projections or forecasts, provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) or (i) any matter of which OnPoint is aware on the date of this Agreement or to which OnPoint has consented in writing; provided, that in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, there shall be taken into account any right to insurance or indemnification available to VHS or any of its subsidiaries.

6.4 Termination by VHS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by OnPoint stockholders and the VHS board of directors, by action of the Board of Directors of VHS, if (i) any of OnPoint’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 5.2 would not be satisfied, or (ii) if (A) any of OnPoint’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.2 would not be satisfied and (B) such inaccuracy has not been cured by OnPoint within ten (10) business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given.

6.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 6, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement. Notwithstanding the foregoing, in the event of a termination by OnPoint pursuant to Section 6.3(a) or (b), including, but not limited to, a termination under such provisions as a result of VHS’s failure to comply with Section 5.3, or a termination by OnPoint or VHS under Section 6.2(a) as a result of VHS’s failure to comply with Section 5.3, VHS shall reimburse OnPoint for its reasonable costs and expenses incurred in connection with the Merger in an amount not to exceed $50,000.

ARTICLE 7

INDEMNIFICATION

7.1 Survival of Warranties.

(a) Representations, Warranties and Covenants made by VHS and Merger Sub. All representations, warranties and covenants made by VHS, Merger Sub and the

VHS Stockholders herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect for a period of twelve (12) months following the Closing Date, except that the representations and warranties contained in Section 3.10 shall survive until sixty (60) days following the expiration of the applicable statute of limitations. Notwithstanding the preceding sentence, any claim for indemnity for breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which such representation or warranty otherwise would terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b) Representations, Warranties and Covenants made by OnPoint. All representations, warranties and covenants made by OnPoint herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect for a period of twelve (12) months following the Closing Date. Notwithstanding the preceding sentence, any claim for indemnity for breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which such representation or warranty otherwise would terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

7.2 Indemnification.

(a) OnPoint Indemnification. From and after the Closing and for a period of twelve (12) months following the Closing Date, subject to the limitations set forth in this Article 7, OnPoint will indemnify, defend, and hold harmless VHS, Merger Sub, the VHS Stockholders and their respective stockholders, officers, directors, agents, attorneys and employees (the “VHS Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, attorneys’ fees and expenses of investigation and defense (net of any directly related insurance payments or recoveries received or to be received from third party insurers) (collectively, “VHS Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by OnPoint in this Agreement or any exhibit or schedule to this Agreement (each a “OnPoint Breach” and collectively, “OnPoint Breaches”).

(b) VHS and Merger Sub Indemnification.

(i) From and after the Closing and for a period of twelve (12) months following the Closing Date, subject to the limitations set forth in this Article 7, VHS and Merger Sub will, jointly and severally, indemnify, defend, and hold harmless OnPoint and its respective stockholders, officers, directors, agents, attorneys and employees (the “OnPoint Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, attorneys’ fees and expenses of investigation and defense (net of any directly related insurance payments or recoveries received or to be received from third party insurers) (collectively, “OnPoint Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by VHS and Merger Sub in this Agreement or any exhibit or schedule to this Agreement (each a “VHS Breach” and collectively, “VHS Breaches”).

7.3 No Liability for Stockholders. Except as otherwise set forth in this Agreement, in no event shall the stockholders of OnPoint be liable to VHS or Merger Sub, or nor shall the stockholders of VHS be liable to OnPoint or the other indemnitees described in Section 7.2, for any consequential, exemplary, punitive, or speculative damages, except to the extent any such otherwise excluded damages are a component of Damages which arise out of a third party claim for which such indemnified party becomes liable and for which third party claim they are entitled to indemnification pursuant to this Article 7.

ARTICLE 8

DEFINITIONS

8.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 8.1, or in the applicable Section of this Agreement to which reference is made in this Section 8.1.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Business Location” shall mean any premises currently or previously owned or operated by VHS.

“Environmental Law” shall mean any federal, state or local law, statute, regulation, order or Permit issued to VHS, judgment entered against VHS, or the common law, relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any such law, statute, regulation, order, Permit, judgment or the common law pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vi) the protection of wild life, marine life and wetlands, and endangered and threatened species; (vii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Financing” shall mean the private offering of units (“Units”) of VHS capital stock post Closing of the Merger to “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act, pursuant to the terms of the PPM.

“Florida BCA” shall mean the Business Corporation Act of the State of Florida.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other chemical or material (or article containing such chemical or material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Mayo License Agreement” shall mean that certain amended and restated license agreement, dated as of November 12, 2010, by and between OnPoint and the Mayo Foundation for Medical Education and Research.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, governmental authority, unincorporated entity or organization of any kind.

“Placement Agency Agreement” shall mean that certain Placement Agency Agreement, by and among OnPoint and the Placement Agent, to be entered into in connection with the Equity Financing.

“Placement Agent” shall mean Emergent Financial Group, Inc., a registered broker-dealer and member of the National Association of Securities Dealers, Inc.

“PPM” shall mean OnPoint’s Confidential Private Placement Memorandum, and all exhibits and supplements thereto, up to the date hereof, relating to the Equity Financing.

“Pre-Closing Tax Period” means any taxable period or portion thereof that is not a Post-Closing Tax Period.

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Reorganization Merger” shall mean the second merger following the Merger in which VHS shall merge with and into OnPoint in order to (i) change the domicile of VHS from a Florida corporation to a Delaware corporation, and (ii) change the name of VHS to “OnPoint Medical Diagnostics, Inc.”.

“Subscription Agreement” shall mean the Subscription Agreements by and among each of the investors in the Equity Financing and OnPoint, which have been or will be executed in connection with the Equity Financing.

“Tax” or “Taxes” (and with correlative meaning, “Taxation”) means (whether disputed or not) any tax and any duty, impost, levy custom, fee, or government charge or other like assessment (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), imposed by any government entity or other taxing authority, including (without limitation) income tax, alternative minimum tax, national insurance and social security contributions, capital gains tax, value added tax, customs, excise and import duties, franchise tax, windfall or other profits taxes, gross receipts tax, property tax, sales tax, use tax, occupation taxes, capital stock tax, payroll tax, employment tax, worker’s compensation, unemployment tax, net worth tax, taxes in the nature of withholding, ad valorem tax, stamp tax, transfer tax, or gains taxes or escheat or unclaimed property, including any liability for the payment of the foregoing as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group and any liability for the payment of the foregoing as a result of being or having been party to any tax sharing agreement or any express or implied obligation to indemnify any other person.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

8.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Agreement	Preamble
Acquisition Proposal	6.3(c)
Closing	1.10
Closing Date	1.10
Code	Recitals
DGCL	Recitals
Effective Time	1.1(a)
Equity Release Amount	1.12
Escrow Agent	1.12
Escrow Agreement	1.12
Escrow Fund	1.12
Exchange Act	1.3(b)
Junior Preferred Stock	1.4(b)
Lien	3.11
MBCA	Recitals
Merger	Recitals
Merger Certificate	1.1(b)
Merger Sub	Preamble

OnPoint	Preamble
OnPoint 10% Notes	1.4(b)
OnPoint Breach	7.2(a)
OnPoint Certificates	1.7(a)
OnPoint Common Stock	1.4(a)
OnPoint Damages	7.2(b)
OnPoint Indemnified Persons	7.2(b)
OnPoint Options	1.4(d)
OnPoint Warrants	1.4(e)
OnPoint’s Audited Financials	2.6(a)
Plans	1.8
SEC Documents	3.6(a)
Securities Act	1.11
Series A Preferred Stock	1.4(b)
Surviving Corporation	1.1(a)
Termination Date	6.2(a)
VHS	Preamble
VHS Breach	7.2(b)
VHS Common Stock	3.2
VHS Damages	7.2(a)
VHS Disclosure Schedule	Article 3
VHS Indemnified Persons	7.2(a)
VHS Preferred Stock	3.2
VHS Shares	1.4
VHS Stockholders	Preamble
VHS’s Audited Financials	3.7(a)
VHS’s Financial Statements	3.7(b)
VHS’s Interim Financial Statements	3.7(b)

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to the recipient as set forth below:

If to OnPoint, to:

OnPoint Medical Diagnostics, Inc.

221 1st Avenue SW #300

Rochester, MN 55902

Attn: William T. Cavanaugh

Facsimile: (612) 677-3605

With a required copy to:

Morgan, Lewis & Bockius, LLP

5175 Wells Fargo Center

90 South Seventh St.

Minneapolis, MN 55402-4145

Attn: Michael Macaluso, Esq.

Facsimile: (612) 344-1001

If to VHS or Merger Sub, to:

Vertical Health Solutions, Inc.

180 Douglas Avenue East

East Oldsmar, FL 34677

Attn: Stephen M. Watters

Facsimile: (813) 403-5069

With a required copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, NY 10006

Attn: Thomas A. Rose, Esq.

Facsimile: (212) 930-9700

No notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6 Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in Delaware and each party hereby waives any right to object to the convenience of such venue.

9.7 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or electronic mail, which facsimile or electronic mail shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

9.9 No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any Person not a party hereto any rights or remedies hereunder. Notwithstanding the foregoing, the Placement Agent is the third party beneficiaries to the representations and warranties made by OnPoint in Article 2 of this Agreement and by VHS, Merger Sub and the VHS Stockholders in Article 3 of this Agreement.

9.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11 Specific Performance. Each of the parties agree that irreparable damage would occur to the other parties in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.12 Expenses. Except as set forth in this Agreement, at or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.13 Schedules. If there is any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth in the schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.14 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

9.15 Incorporation of Exhibits and Schedules. The exhibits, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

9.16 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.17 Tax Treatment of Merger.

(a) The parties hereto intend, acknowledge, and agree as follows with respect to the tax treatment of the Merger, and other transactions contemplated by this Agreement, to the fullest extent permitted by law:

(i) It is intended that this Agreement be treated as a “Plan of Reorganization” within the meaning of Section 368 of the Code.

(ii) It is intended that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, it is further intended that the transactions contemplated by the Agreement not be taxable to the stockholders of OnPoint pursuant to Section 354 of the Code.

(b) The parties to this Agreement agree to prepare all books and records, and file all Tax Returns, and otherwise treat the transactions contemplated by this Agreement, in a manner consistent with this Section 9.17.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

ONPOINT MEDICAL DIAGNOSTICS, INC.

By:	/s/ WILLIAM T. CAVANAUGH
Name:	William T. Cavanaugh
Title:	Chief Executive Officer

VERTICAL HEALTH SOLUTIONS, INC.

By:	/s/ STEPHEN M. WATTERS
Name:	Stephen M. Watters
Title:	Chief Executive Officer

VERTICAL HS ACQUISITION CORP.

By:	/s/ STEPHEN M. WATTERS
Name:	Stephen M. Watters
Title:	President